EXHIBIT 99.2

600 North Hurstbourne Parkway
Suite 300
Louisville, Kentucky 40222
(502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO	Date: February 5, 2014

FOR IMMEDIATE RELEASE

NTS Realty Holdings Limited Partnership Announces Preliminary Court Approval of Settlement of Class Action Lawsuit

Louisville, KY (February 5, 2014) (NYSE MKT: NLP) – NTS Realty Holdings Limited Partnership (the “Company”, “we”, “us” or “our”), together with the other defendants in the class action lawsuit described below, entered into a Stipulation and Agreement of Compromise, Settlement and Release (the “Settlement”) on February 4, 2014 with the plaintiffs in the class action (the “Kentucky Action”) captioned, Stephen J. Dannis, et al. v. J.D. Nichols, et al., Case No. 13-CI-00452, pending in Jefferson County Circuit Court of the Commonwealth of Kentucky (the “Court”) against the Company, NTS Realty Capital, Inc., our managing general partner (“Realty Capital”), each of the members of the board of directors of Realty Capital, NTS Realty Partners, LLC and NTS Merger Parent, LLC (“Parent”).  The Company announced today that on February 5, 2014, the Court entered an order granting its preliminary approval of the Settlement.

Subject to satisfaction of the conditions set forth in the Settlement, the Settlement provides for the full and complete compromise, settlement, release and dismissal of the Kentucky Action as well as the class action lawsuit pending in the Delaware Court of Chancery under the consolidated case caption of In re NTS Realty Holdings Limited Partnership Unitholders Litigation, Consol. C.A. No. 8302-VCP (the “Delaware Action” and with the Kentucky Action, the “Actions”).

Under the Settlement, it is expected that: (1) NTS Merger Sub, LLC (“Merger Sub”) will merge with and into the Company pursuant to the terms of a merger agreement (the “Merger Agreement”) to be entered into among the Company, Parent, Merger Sub and Realty Capital; and (2) as consideration for the settlement and release of the claims asserted in the Actions, at the closing of the merger, all of our limited partnership units (“Units”), other than those Units owned by our founder and the Chairman of Realty Capital, J.D. Nichols, the President and Chief Executive Officer of Realty Capital, Brian F. Lavin, and certain of their affiliates (collectively, the “Purchasers”), will be canceled and converted automatically into the right to receive a cash payment equal to (i) $7.50 per Unit, plus (ii) a pro rata share of the settlement payment of $7,401,487 less fees, expenses and an incentive award payable to plaintiffs’ counsel, if any, as awarded by the Court.  The cash payment will not be due or owing under the Settlement, however, until, among other things, the Court has finally certified the members of the class action; the Court, after holding a hearing, has entered its order and final judgment approving the material terms of the Settlement and such judgment shall have become final and non-appealable;

the Court has approved various releases among the plaintiffs, class members and defendants (the “Releases”); orders dismissing the Kentucky Action and the Delaware Action with prejudice have become final and are no longer subject to appeal; and the merger has become effective.

The Settlement is conditioned upon the fulfillment of certain conditions including, among others, the following:

•
Plaintiffs’ determination, following completion of confirmatory discovery (which discovery was completed on January 30, 2014), that the Settlement is fair, reasonable and adequate (plaintiffs are to make this determination and provide notice to all parties by February 10, 2014);

•	Plaintiffs’ approval of the form of the final information statement to be issued by the Company and certain other defendants relating to the merger;

•	the approval of the merger by the holders of a majority of the Units of the Company;

•	the Purchasers agreeing and committing to vote in favor of the approval of the merger;

•	dismissal with prejudice of the Kentucky Action and Delaware Action;

•	the entry of a final judgment in the Kentucky Action approving the proposed Settlement and providing the dismissal with prejudice of the Kentucky Action and approving the grant of the Releases;

•	the inclusion in the final judgment of the Actions a provision enjoining all members of the class from asserting any of the settled claims; and

•	such final judgment and dismissal of the Actions being finally affirmed on appeal or such final judgment and dismissal not being subject to appeal by lapse of time or otherwise.

The Company expects to obtain approval of the merger by the holders of a majority of the Units of the Company by written consent of the Purchasers in lieu of a special meeting.  Pursuant to the Settlement, the Purchasers, who as of December 31, 2013, owned approximately 62% of the outstanding Units and approximately 59.3% of the total voting power of Units, have agreed to vote in favor of the Merger Agreement.  No other votes will be required or necessary under applicable law, the Merger Agreement or otherwise to approve the Merger Agreement, and none are being solicited.

We expect that the merger and the transactions contemplated thereby and by the Settlement will be completed in the first half of 2014.  However, there can be no assurance that the conditions to the merger or the Settlement will be satisfied or that the merger or Settlement will be consummated on the terms described herein or at all.  Upon consummation of the merger, our Units will be delisted from the NYSE MKT, the registration of our Units under Section 12 of the Securities Exchange Act of 1934 will be terminated, and we will no longer be a reporting company with the SEC.

About NTS Realty Holdings Limited Partnership

The Company currently owns, wholly, as a tenant in common with unaffiliated co-owners, or through joint venture investments with affiliated and unaffiliated third parties, twenty-four properties comprised of fifteen multifamily properties, seven office buildings and business centers and two retail properties.  The properties are located in and around Louisville and Lexington, Kentucky, Nashville and Memphis, Tennessee, Richmond, Virginia, Fort Lauderdale and Orlando, Florida, Indianapolis, Indiana and Atlanta, Georgia.  The Company's limited partnership units are listed on the NYSE MKT platform under the trading symbol of "NLP."

Forward Looking Statements

This press release contains forward looking statements that can be identified by the use of words like “would,” “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate” or “anticipate.” These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company's beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K, which was filed on March 22, 2013, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

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